Exhibit 4.11

AMENDMENT NO. 1 TO

NOTE AND WARRANT PURCHASE AGREEMENT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO NOTE AND WARRANT PURCHASE AGREEMENT AND SECURITY AGREEMENT (this "Amendment") is made as of January 27, 2012, by and among Viveve, Inc., a Delaware corporation (the "Company" or "Borrower"), and the persons and entities listed on the signature pages hereto.

RECITALS

WHEREAS, the Company and each of the other parties to this Amendment have previously entered into that certain Note and Warrant Purchase Agreement made as of November 30, 2011 (the "Purchase Agreement");

WHEREAS, the Company and each of the other parties to this Amendment have previously entered into that certain Security Agreement made as of November 30, 2011 (the "Security Agreement");

WHEREAS, the Company and each of the other parties to this Amendment desire to amend the Purchase Agreement and the Security Agreement as set forth in this Amendment;

WHEREAS, Section 9.8 of the Purchase Agreement provides that the Purchase Agreement may be amended with the written consent of the Company and the Majority Note Holders (as defined in the Purchase Agreement);

WHEREAS, Section ll(a) of the Security Agreement provides that the Security Agreement may be amended with the written consent of the Borrower and the Majority Note Holders; and

WHEREAS, the parties to this Amendment constitute the Majority Note Holders;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to the following:

1.     Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

2.     Amendment to Section 3 of the Purchase Agreement. Section 3 of the Purchase Agreement is hereby amended in its entirety to read as follows:

"3.     Warrants. Upon the Closing (as defined in Section 4.1 below) or any Subsequent Closing (as defined in Section 4.2 below), as applicable, and in return for the Company's receipt of the Purchase Price of Warrant and the Consideration for the Notes issued at such Closing, each Lender shall receive a warrant to purchase Conversion Shares in the form attached hereto as Exhibit B (the "Warrant"). Each Warrant shall be exercisable for a period of ten (10) years from issuance for that number of Conversion Shares determined by dividing the Warrant Coverage Amount by the applicable Conversion Price. The exercise price for the Conversion Shares purchasable upon exercise of the Warrants shall be the Conversion Price applicable to such shares; provided that if the Warrant is exercised by the Lender prior to the conversion or repayment of the corresponding Note or if the Notes are repaid in cash prior to conversion, the Warrants shall be exercisable for Company's Series A Preferred stock and the Conversion Price for purposes of the preceding sentences shall be $0.61 per share. The Company and the Lenders acknowledge and agree that with respect to such Warrants issued at the Closing (as defined in Section 4.1 below) and the Subsequent Closings (as defined in Section 4.2 below): (a) neither the Lenders nor any affiliated company has rendered any services to the Company in connection with this Agreement; (b) the Warrants are not being issued as compensation; (c) the aggregate fair market value of the Notes, if issued apart from the Warrants, is $1,000,000.00 and the aggregate fair market value of the Warrants, if issued apart from the Notes, is $100.00; and (d) all tax returns and other information return of each party relative to this Agreement and the Notes and Warrants issued pursuant hereto shall consistently reflect the matters agreed to in (a) through (c) above."

3.     Amendment to Section 4.2 of the Purchase Agreement. Section 4.2 of the Purchase Agreement is hereby amended in its entirety to read as follows:

"4.2     Subsequent Closing. In any subsequent closing (each, a "Subsequent Closing"), the Company may sell additional Notes and Warrants subject to the terms of this Agreement to any Lender approved by the Company's Board of Directors, provided that the aggregate amount of Consideration (including amounts provided to the Company pursuant to Section 4.1 above) does not exceed $1,000,100. Any subsequent purchasers of Notes and Warrants shall become a party to, and shall be entitled to receive Notes and Warrants in accordance with this Agreement. Each Subsequent Closing shall take place at such locations and at such times as shall be mutually agreed upon orally or in writing by the Company and such purchasers of additional Notes and Warrants. Each Lender participating in any Subsequent Closing shall deliver the Consideration to the Company or, at the Company's request, deliver the Consideration directly to a creditor of the Company. The Schedule of Lenders shall be updated to reflect any Subsequent Closings."

4.     Amendment to Section 3 of the Security Agreement. Section 3 of the Security Agreement is hereby amended in its entirety to read as follows:

"3.     Obligations Secured. The security interest granted hereby secures payment of all amounts owed pursuant to the Notes of the Borrower in the aggregate principal amount of up to $1,000,000 (the "Notes") issued by the Borrower to the Secured Parties pursuant to the Purchase Agreement and all other obligations of the Borrower to the Secured Parties under the Notes and the Purchase Agreement (collectively, the "Obligations")."

5.     Effect of Amendment. Except as amended as set forth above, the Purchase Agreement and the Security Agreement shall continue in full force and effect.

6.     Counterparts. This Amendment may be signed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same document.

7.     Governing Law. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

[Signature Page Follows}

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Note and Warrant Purchase Agreement and Security Agreement as of the date first above written.

VIVEVE, INC.

By:	/s/ Kerry Pope
Name:	Kerry Pope
Its:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Note and Warrant Purchase Agreement and Security Agreement as of the date first above written.

GBS VENTURE PARTNERS LIMITED AS TRUSTEE FOR GBS BIOVENTURES III

By:	/s/ Brigitte Smith
Name:	Brigitte Smith
Its:	Managing Director

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Note and Warrant Purchase Agreement and Security Agreement as of the date first above written.

5AM VENTURES II, LP BY: 5AM PARTNERS II, LLC, ITS GENERAL PARTNER

By:	/s/ Andrew Schwab
Name:	Andrew Schwab
Its:	Managing Partner

5AM CO-INVESTORS II, LP BY: 5AM PARTNERS II, LLC, ITS GENERAL PARTNER

By:	/s/ Andrew Schwab
Name:	Andrew Schwab
Its:	Managing Partner